Exhibit 5.1

MUSICK, PEELER & GARRETT LLP
ATTORNEYS AT LAW

	2801 TOWNSGATE ROAD, SUITE 200	SAN FRANCISCO
LOS ANGELES	WESTLAKE VILLAGE, CALIFORNIA 91361	SANTA BARBARA
ORANGE COUNTY		WESTLAKE VILLAGE
SAN DIEGO	TELEPHONE: (805) 418-3100
	FACSIMILE: (805) 418-3101	FILE NO. 09599.001
WWW.MUSICKPEELER.COM

January 14, 2010

Berry Petroleum Company

1999 Broadway

Suite 3700

Denver, CO 80202

Ladies and Gentlemen:

We have acted as counsel for Berry Petroleum Company, a Delaware corporation (the “Company”), in connection with (i) the Company’s proposal to issue and sell to the several Underwriters (as listed in Schedule 1 to that certain underwriting agreement dated January 14, 2010 (the “Agreement”)) (y) an aggregate of 8,000,000 shares (the “Firm Securities”) of Class A Common Stock, par value $0.01 per share, of the Company (the “Securities”) and at the option of the Underwriters, (z) an aggregate of not more than 1,200,000 additional shares (the “Optional Securities”) of its Securities, (ii) the various legal matters relating to the Firm Securities and Optional Securities and (iii) the subsequent filing of the Registration Statement on Form S-3 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Act”), in connection with the registration of the offering and issuance of the Firm Securities and Optional Securities.

We have examined such corporate records, certificates, and such questions of law as we have considered necessary or appropriate for the purposes of this opinion and have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including facsimile copies).

This opinion is based as to matters of law solely on the Act and Delaware General Corporation Law, as amended.  We express no opinion as to any other laws, statutes, ordinances, rules or regulations.  As used herein, the term “Delaware General Corporation Law, as amended” includes the statutory provisions contained therein, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.

On the basis of the foregoing and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that the Firm Securities or the Optional Securities, as the case may be, have been duly authorized; and, when the Firm Securities or the Optional Securities, as the case may be, have been delivered and paid for in accordance with the Agreement on the applicable Closing Date (as defined in the Agreement), such Firm Securities or Optional Securities, as the case may be, will be validly issued, fully paid and nonassessable.

We consent to your filing this opinion as Exhibit 5.1 to the Registration Statement.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Musick, Peeler & Garrett LLP